Summary of Guaranty Contract of Maximum Amount ( the “Contract”) Entered into by and between Xiangqian Li(the “Guarantor”) and Shenzhen Caitian Branch, Bank of Communications (the “Creditor”) on April 26, 2009

Main contents:
➢    Guaranty Contract number: 4431702009B100000001;
➢    Xiangqian Li undertakes to assume joint and several liabilities for Shenzhen BAK Battery Co., Ltd (the “Obligor”)’s indebtedness towards Bank of Communications under the Comprehensive Credit Facility Agreement of Maximum Amount (reference no.: 4431702009C000000000) from March 25, 2009 to March 25, 2010, and the maximum amount secured is RMB 200 million.
➢    Guaranty Responsibility: The guaranty under this Contract shall be guaranty with joint and several liabilities. The guarantor is obligated to pay off the debt in the event the obligor is unable to pay off the debt (including the creditor declares the debt becomes mature in advance to its original expiry date due to default of the obligor or the guarantor).
➢    Scope of Guaranty: The guaranty shall cover all of the loan principal, interest, penalty interest, breach of contract compensation, damages, undertaking fee and all the expenses such as litigation cost, lawyer’s fee, notification cost and public notice cost etc. which is incurred to the Creditor in realizing its creditor’s right.
➢    Guaranty period: The guaranty period is from the effective date of this Contract to two years after the expiry of the term of the Credit Facility Agreement and relevant agreement entered into under the Credit Facility Agreement.

Headlines of the articles omitted:
➢    Termination and explanation
➢    Payment on demand
➢    Declaration and guaranty of the Guarantor
➢    Obligations of the Guarantor
➢    Agreement of Bank Sequestrate Deposits
➢    Disputation settlement
➢    Supplement articles